Exhibit 10.16

MARKETING AND ALLIANCE AGREEMENT

THIS MARKETING AND ALLIANCE AGREEMENT (“Agreement”) is made and entered into as of November 11, 2015 (the “Effective Date”), by and between CANNASYS, INC., a Nevada corporation with offices at 1720 South Bellaire Street, Suite 325, Denver, CO 80222 (“CannaSys”) and GREEN CAPITAL VENTURES, INC., a Delaware corporation with offices at 750 B Street, San Diego, CA 92101 (“GCV”); CannaSys and GCV each a “Party” and together the “Parties”.

Recitals

A.           CannaSys provides technology solutions to the regulated hemp and cannabis industries including its CannaCash program provides branded gift cards, a customer loyalty and rewards engine referred to as “BumpUp Rewards” and its proprietary laboratory information system specifically designed for cannabis testing facilities referred to as “CannaLIMS, and related products and services.

B.            GCV provides businesses engaged in the regulated hemp and cannabis industries with innovative consulting services focused on the advancement of medical research and community development.

C.           CannaSys desires to engage GCV to utilize its resources to market CannaSys’ products and services and GCV desires to perform such services on the terms and conditions set forth in this Agreement.

Agreement

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, obligations, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, CannaSys and GCV agree as follows:

1.           Recitals Incorporated. The recitals set forth above are incorporated in this Agreement as though they were fully set forth herein.

2.           Definitions. As used herein, the following terms shall have the following meanings unless the content clearly indicates otherwise:

(a)           “Affiliate” of a Party means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Party. As used in this definition, “control”, “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b)           “CannaSys Products” means its CannaCash program including its CannaCash BumpUp loyalty/rewards engine, CannaCash BumpUp Marketing Platform, BumpUp Rewards White Label software application, CannaLIMS, and the other products and services described on Exhibit A hereto, as may be amended from time to time upon mutual written agreement of the Parties.

(c)           “Intellectual Property” means a work or invention that is a creation of the intellect including inventions, ideas, discoveries, formulae, designs, and trade secrets for which one may apply for a patent, copyright, trademark, or other protection provided for by law.

(d)           “Intellectual Property Rights” means all patent, copyright (including any rights in the source code), database rights, designs, design rights, trademarks, service marks, trade and business names, domain names, trade secrets and all other intellectual and intangible property rights, in each case whether registered or unregistered and including all registrations and applications therefore, and all continuations, continuations in part, divisional applications, re-examinations and renewals of any of the foregoing and all associated goodwill, in each case in any jurisdiction.

(e)           “Target Market” shall mean initially mean consumers and retail hemp and cannabis operations in the states of California and Colorado and other states in the U.S. that have legalized medical or recreational cannabis and which GCV has an operating presence and distribution capabilities.

(f)           “Term” means the term of this Agreement set forth in Section 9.

(g)           “Third Party” means any person or entity that is not an Affiliate of a Party.

3.           Organization and Qualification. Each Party represents, covenants, and warrants that it is duly organized, validly existing, and in good standing under the laws of its state of organization and qualified to do business in all jurisdictions in which the nature of its business, the exercise of its rights, and the performance of its obligations under this Agreement make such qualification necessary and where failure to so qualify would have a material adverse effect on its ability to perform its obligations under this Agreement.

4.           Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)           Binding Obligation. It has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and assuming the due authorization, execution, and delivery thereof by the other Party, this Agreement constitutes the legal, valid, and binding obligation of each Party, enforceable against each Party in accordance with its terms.

(b)           Authorized Signatories. The individuals signing this Agreement on behalf of the Parties are duly authorized and empowered to enter into this Agreement and bind the Parties.

(c)           No Conflict. The execution and delivery of this Agreement and the exercise of its rights and performance of its obligations under this Agreement will not conflict with, result in a breach, default, or violation of, or subject or require any consent under, any agreement, arrangement, contract, decree, injunction, instrument, judgment, law, or order to which it is bound.

5.           GCV’s Marketing and Promotional Activities. To the extent indicated below and as mutually coordinated with CannaSys, GCV agrees to use reasonable efforts to market CannaSys Products in the Target Market, including:

(a)           introducing and assisting in the sales of CannaSys Products to product companies and cannabis dispensaries in the Target Market;

(b)           working with CannaSys’s senior management to identify and evaluate new business opportunities for the Gridiron Cannabis Coalition (“GCC”), an organization affiliated with GCV. GCV agrees to attempt to engage GCC as a potential partner with CannaSys for any relevant projects that are in line with the GCC brand;

(c)           developing marketing materials for the sale of CannaSys’s Products subject to CannaSys’ prior review and approval and in compliance with CannaSys’s current trademark and copyrights notice requirements;

(d)           endorsing and introducing CannaSys and CannaSys Products to GCV’s customers, sales agents, and representatives;

(e)           attending and sponsoring trade shows, conventions, conferences, and other events as agreed by the Parties; and

(f)           assigning dedicated employees with the proper skill, training, and background so as to enable them to perform marketing and promotional activities relating to CannaSys’s Products in a competent and professional manner. At a minimum, GCV shall at all times maintain on staff an employee who is certified by CannaSys on each current release of CannaSys’s products and services.

The provision of GCV’s services includes marketing and promoting CannaSys Products on GCV’s website through links, banners, and other graphic and textual material as agreed upon by the Parties. The Parties shall work together to produce demonstration units of CannaSys’s Products (and assistance in setting up units at the Parties’ facilities, industry events and other demonstration locales).

6.           Mutual Efforts and Cooperation.

(a)           Joint Strategy. The Parties shall cooperate to develop and implement a promotion and marketing strategy for CannaSys Products and the Parties shall use reasonable efforts to make their respective officers, directors, and employees available to participate in regular business development meetings and conference calls.

(b)           Technology Development. Each Party shall have access to the other Party’s technology development capabilities on a project by project basis and a cost plus basis as mutually agreed by the Parties. On any projects where GCV works directly for CannaSys, all deliverables, data, code, and all Intellectual Property produced by the Parties will not be “works for hire’ and will be owned exclusively by CannaSys.

(c)           Office Facilities. Each Party will provide reasonable access and use of their respective office facilities to the other Party, and the Parties will integrate their respective operations, to the extent possible, to enable the Parties to distribute and manage their operations from each of their current locations, websites, and internet applications, including displaying appropriate means of identification as the Parties may mutually agree from time to time.

(d)           Introductions. The Parties agree to introduce their respective services and products to organizations involved in the recreational and medicinal hemp and cannabis industries and agree to participate, to a reasonable extent, in capital raising efforts for each Parties’ respective business interests, through investor introductions whenever possible.

(e)           Standards of Conduct. Each of CannaSys and GCV will, in connection with this Agreement:  (i) conduct business in a manner that reflects favorably at all times on the other Party’s business and the good name, good will and reputation of the other Party; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other Party or its business; (iii) make no false or misleading representations, regarding the other Party or its products or business;  (iv) make no representations, warranties or guarantees to Third Parties or any industry with respect to the specifications, features or capabilities of their respective products and services that are inconsistent with the provisions of this Agreement or in any literature distributed or otherwise mutually agreed in writing by the Parties; and (v) abide by all policies and procedures established by the other Party from time to time and generally applicable to the Party’s own personnel and other marketing representatives regarding the solicitation, promotions, and other matters related to the other Party’s products and services.

(f)           Contacts. Each Party shall designate a primary contact and a secondary contact to serve as the initial interface with the other Party concerning all business, relationship, issues, or questions concerning the subject matter of this Agreement.

7.           Non-compete; Non-circumvention. During the Term and for a period of three months following Termination for any reason, each Party:

(a)           will not, directly or indirectly, in any capacity, perform or be engaged in any business that competes with any of the activities of the other Party and each Party will not design, develop, market, or sell any products or services that compete with the other Party’s products and services or other activities contemplated by this Agreement; and

(b)           will not directly or indirectly initiate, solicit, negotiate, contract, or enter into any business transactions, agreements or undertakings with any Third Parties identified or introduced by the other Party; or seek to by-pass, compete, avoid, or circumvent the other Party from any business opportunity relevant to the Party’s normal business dealings.

8.           Technical Collaboration; Development Services and License; Intellectual Property Rights.

(a)           Ownership of GCV Products. GCV shall retain exclusive ownership of all Intellectual Property Rights in and to its products and services all other Intellectual Property developed solely by GCV. Except as expressly set forth herein, (i) no right or license in and to the Intellectual Property Rights is or shall be deemed to be conveyed to CannaSys hereunder, (ii) CannaSys has no right, title or interest in or to GCV products and services or any rights therein, and (iii) all uses of GCV products services hereunder and any rights therein shall inure to the sole and exclusive benefit of GCV.

(b)           Ownership of CannaSys Products. CannaSys shall retain exclusive ownership of all Intellectual Property Rights in and to the CannaSys Products and all other Intellectual Property developed solely by CannaSys. Except as expressly set forth herein, (i) no right or license in and to the Intellectual Property Rights is or shall be deemed to be conveyed to GCV hereunder, (ii) GCV has no right, title or interest in or to the CannaSys Products or any rights therein, and (iii) all uses of the CannaSys Products hereunder and any rights therein shall inure to the sole and exclusive benefit of CannaSys. In accordance with Section 6(b) above, all Intellectual Property developed by the Parties pursuant to this Agreement shall be exclusively owned by CannaSys.

(c)           Trademarks. Each Party (the “Trademark Owner”) hereby grants the other Party a right to use the Trademark Owner’s trademarks and service marks (“Marks”) only to perform the other Party’s obligations under this Agreement; provided that the other Party hereby agrees that it (i) shall not create a unitary composite mark involving a Mark of the Trademark Owner without the prior written consent of the Trademark Owner, (ii) shall use the Marks solely for the promotion of the Trademark Owner’s products in accordance with this Agreement and not in connection with any other activity, (iii) shall display symbols and notices clearly and sufficiently indicating the trademark status and ownership of the Marks in accordance with applicable trademark law and practice, and (iv) shall provide the other Party with a copy of the marketing material containing the Mark for the Party’s approval of the use of the Mark, which approval not to be unreasonably withheld. All use of the Marks shall inure to the benefit, and be on behalf, of the Trademark Owner. Each Party acknowledges that the use of the Marks of the Trademark Owner will not create in it, nor will it represent it has, any right, title, or interest in or to the Marks other than the licenses expressly granted in this Agreement and that the Trademark Owner may terminate the Party’s rights granted pursuant to this Section 8(c) immediately upon the Party’s breach of any of its obligations under this Agreement.

9.           Term and Termination.

(a)           Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of one year (the “Term”), unless sooner terminated in accordance with the provisions of this Section 9. The Term may be extended for additional one year terms by the Parties’ mutual agreement within 30 days prior to the expiration of the initial or any extended Term.

(b)           Breach. Each Party shall have the right to terminate this Agreement if (i) the other Party shall fail to perform any material obligation, breach a representation or warranty or fail to fulfill any material condition hereunder or any obligation to the other Party required by law (a “Breach”), (ii) the non-breaching Party has given the breaching Party written notice of the Breach and (iii) the breaching Party shall not have cured the breach within thirty (30) days after the notice has been given.

(c)           Insolvency. Each, Party shall have the right to terminate this Agreement if the other Party files a petition in bankruptcy, or is adjudicated as bankrupt, or takes advantage of the insolvency laws of any jurisdiction, or makes an assignment for the benefit of creditors, or is voluntarily or involuntarily dissolved, or has a receiver, trustee or other court officer appointed for its property, or has filed against it any involuntary petition in bankruptcy which is not dismissed or withdrawn within twenty (20) days.

(d)           Effect of Expiration of Term Without Breach. Upon expiration of this Agreement, the end of the Term or any extended Term, except as set forth in Section 9(f) below, all rights and obligations of the Parties shall immediately terminate and: (i) GCV shall immediately cease to represent itself as an authorized sales representative of CannaSys; (ii) each Party shall return to the other Party any advertising and other materials furnished to it by the other Party; (iii) each Party shall remove and not thereafter use any signs containing the name or trademarks of the other Party; (iv) each Party shall destroy all of its advertising matter and other preprinted matter remaining in its possession or under its control containing the name of the other Party or any of its products and related trade names or trademarks of the other Party; (v) each Party shall timely pay each amount that at the time of expiration already has accrued to the other Party hereto or which thereafter may accrue in respect of any act or omission prior to expiration, or from any obligation that is expressly stated herein to survive termination or expiration. The foregoing shall be the exclusive rights and remedies of the Parties upon expiration of the Term and shall be in lieu of all other remediate at law or in equity.

(e)           No Compensation. Each Party agrees that neither it nor its employees shall be entitled to any compensation or severance payment resulting from the fact of the termination of this Agreement or relating to any goodwill created by the Party, and whether relating to loss of prospective sales, investments, compensation or goodwill. Each Party, for itself and on behalf of its employees, hereby waives any right it may have under any applicable laws with respect to any of these payments, including but not limited to applicable termination, labor, social security or other similar laws or regulations.

(f)           Survival. Notwithstanding any termination or expiration of this Agreement, Sections 1, 10, 11 and 12 shall survive and remain in effect in accordance with their terms. Termination for any reason or expiration of this Agreement shall not relieve a Party from any liability which at the time of termination or expiration already has accrued to the other Party hereto or which thereafter may accrue to the other Party in respect of any act or omission prior to termination or expiration, or from any obligation to the other Party which is expressly stated herein to survive termination or expiration.

10.           Confidentiality and Non-Solicitation Covenants.

(a)           Confidentiality and Non-disclosure. During the Term of this Agreement and for a period of three years after the termination or expiration of this Agreement, CannaSys, on the one hand, and GCV, on the other hand (and each of their respective owners, shareholders, directors, and officers) shall keep secret and retain in the strictest confidence, and shall not use for its benefit or the benefit of any person or entity, except in connection with the business and affairs of the other Party, as the case may be, and its Affiliates, all information relating to the business and affairs of the other Party and its Affiliates learned by CannaSys and GCV, as the case may be, directly or indirectly from the other Party (including, but not limited to, the other Party’s Affiliates and its and their predecessors in interest), including, without limitation, information with respect to (i) processes, products (including without limitation the GCV systems and CannaSys systems, respectively), procedures and formulas, (ii) sales figures and pricing, (iii) profit or loss figures and (iv) customers, clients, suppliers, sources of supply and customer lists (collectively, the “Confidential Information”), and shall not disclose the Confidential Information to anyone outside of GCV and CannaSys and their respective Affiliates, as the case may be, except with the other Party’s express written consent. The term “Confidential Information” shall not include information that (i) is generally available to the public or otherwise readily ascertainable from published information or trade sources, or (ii) is received from a Third Party that is not under an obligation to keep the information confidential and without breach of this Agreement. In addition, each Party shall have the right to comply with any disclosure of information that is required pursuant to a writ, judgment, subpoena, decree, injunction or similar order (whether preliminary or final) of any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any government or political subdivision (provided that prior written notice is given to GCV and CannaSys, as the case may be, and the other Party, to the extent practicable, provides GCV and CannaSys, as the case may be, a reasonable opportunity to obtain a protective order prior to disclosure).

(b)           Non-Solicitation. During the Term and for one (1) year thereafter, no Party shall, in any capacity (including, but not limited to, owner, partner, member, joint venturer, shareholder, consultant, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, solicit, hire, divert or induce any of the employees or consultants of the other Party (or any Affiliates thereof) to leave the employment of the other Party, without prior written permission from the other Party, except that GCV may take this actions with regard to Michael Cindrich, Matthew Bucciero, and Jamie Matarese.

(c)           Remedies. The covenants and agreements contained in this Section 10 (collectively, the “Covenants” and each, a “Covenant”) are independent of any other provision of this Agreement and the existence of any claim that a Party may allege against the another Party, whether based on this Agreement or otherwise, will not prevent the enforcement of the Covenants contained herein. Each of CannaSys and GCV acknowledges that any breach of the Covenants may result in irreparable injury to the other Party for which the other Party cannot be adequately compensated by monetary damages alone. Each of CannaSys and GCV agrees, therefore, that, in addition to any other remedy it may have under law or in equity, each  Party shall have the right and remedy to have the Covenants specifically enforced by any court having equity jurisdiction, including without limitation, the right to an entry against the other Party of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Covenants. If any portion of the Covenants contained in this Section 10, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other portions of the Covenants or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid, illegal, or unenforceable portion to the fullest extent possible. If any Covenant in this Section 10 is held to be unenforceable because of the area covered, the duration thereof, or scope thereof, then the court making the determination shall have the power to reduce the duration or limit the scope thereof, and the Covenant shall then be enforceable in its reduced form.

11.           General Exclusion of Warranties and Consequential Damages.

(a)           GENERAL EXCLUSION OF WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE GCV PRODUCTS, CANNASYS PRODUCTS, OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT.

(b)           EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT IN THE CASE OF A PARTY’S BREACH OF THE REPRESENTATIONS AND WARRANTIES AND COVENANTS SET FORTH IN SECTION 10 OF THIS AGREEMENT OR A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 12 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE TO EACH OTHER OR ANY OTHER PERSON FOR LOST PRODUCTIVITY, BUSINESS INTERRUPTION, LOSS OF DATA, LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY NATURE, WHETHER OR NOT FORESEEABLE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE GCV PRODUCTS OR CANNASYS PRODUCTS, WHETHER IN AN ACTION OF CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF THESE DAMAGES.

(c)           THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT AND THAT THE PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

12.           Indemnification.

(a)           Indemnification of CannaSys. GCV shall defend, indemnify and hold harmless CannaSys and its Affiliates and their respective officers, directors, employees, agents, representatives and their respective heirs, successors and assigns against any and all expenses, damages, costs and liabilities (including, but not limited to, reasonable attorneys’ fees and expenses) resulting or arising from any Third Party claim or action (i) due to any breach of this Agreement, or any misrepresentation or breach of warranty, by GCV or (ii) that GCV’s proprietary rights in or with respect to the GCV products infringe any patent, copyright, trade secret, or other Third Party proprietary right. GCV shall defend any claim with counsel of its own selection. But CannaSys will not be bound by any determination of a claim so defended or any compromise or settlement effected without CannaSys’s consent (which may not be unreasonably withheld). If GCV fails to assume the defense of a claim within thirty (30) days after receiving written notice thereof, CannaSys shall have the right to defend itself and CannaSys shall be entitled to prompt reimbursement by GCV for all of its reasonable attorneys’ fees, costs and other damages incurred in defending or settling the claim; but any settlement will require the prior written approval of GCV, which shall not to be unreasonably withheld.

(b)           Indemnification of GCV. CannaSys shall defend, indemnify and hold harmless GCV and its Affiliates and their respective officers, directors, employees, agents, representatives and their respective heirs, successors and assigns against any and all expenses, damages, costs and liabilities (including, but not limited to, reasonable attorneys’ fees) resulting or arising from any Third Party claim or action (i) due to any breach of this Agreement, or any misrepresentation or breach of warranty, by CannaSys or (ii) that CannaSys’s proprietary rights in or with respect to the CannaSys Products infringe any patent, copyright, trade secret, or other Third Party proprietary right. CannaSys shall defend the claim with counsel of its own selection. But GCV will not be bound by any determination of a claim so defended or any compromise or settlement effected without GCV’s consent (which may not be unreasonably withheld). If CannaSys fails to assume the defense a claim within thirty (30) days after receiving written notice thereof, GCV shall have the right to defend themselves and GCV shall be entitled to prompt reimbursement by CannaSys for all of their reasonable attorneys’ fees, costs and other damages incurred in defending or settling the claim; but any settlement will require the prior written approval of CannaSys, which shall not to be unreasonably withheld.

(c)           Limitation on Indemnification. Notwithstanding anything to the contrary set forth herein, no Party shall assert any claim for indemnification hereunder until the aggregate of all claims which an indemnified Party may have against an indemnifying Party shall exceed $50,000, at which time an indemnified Party shall be entitled to seek indemnification for all claims, including all claims not previously asserted.

13.           Managerial and Advisory Appointments. CannaSys shall give certain principals of GCV Principals the opportunity for managerial and advisory positions with CannaSys, as mutually agreed from time to time, in accordance with terms and conditions of their respective engagement/employment agreements, including the following appointments:

(a)           Michael Cindrich—advisory board;

(b)           Matthew Bucciero—chief financial officer; and

(c)           Jamie Matarese—director of marketing and business development.

14.           Compensation to GCV. In consideration of GCV’s provision of services under this Agreement, CannaSys shall compensate GCV with the following:

(a)           incentive stock grants of 250,000 shares of restricted common stock during the initial Term and each extended Term of at least a year, to vest over 12 months in four equal quarterly installments, the form of which is attached hereto as Exhibit B, with the first stock grant issued as the Effective Date;

(b)           incentive stock grant of 150,000 shares within thirty (30) days following the completion of the initial Term; if this Agreement is terminated by either Party prior to the completion of the Term then GCV shall be issued an amount of Restricted Stock Units pro rata for the amount of time from the Effective Date until the termination date, within thirty (30) days of the Termination Date.

(c)           GCV and its principals shall be entitled to discretionary bonus compensation which may include cash or other equity awards in accordance with the terms and conditions of their respective engagement/employment agreements;

(d)           GCV’s principals listed in Section 13 above shall be entitled to cash compensation in addition to the compensation provided for in Section 14(c) above the closure of a minimum of $1.5 million in equity or equity derivative financing.

15.           Other Provisions; Miscellaneous.

(a)           Notices. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service:

(1)           If to CannaSys, to:

CannaSys, Inc.
1720 S Bellaire Street, Suite 325
Denver, CO 80222
Attention: Michael A. Tew
Email:  michael.tew@cannaSys.com
Tel:

With a copy to:

Kruse Landa Maycock & Ricks, LLC
136 East South Temple, Suite 2100
Salt Lake City, Utah 84111
Attn: Terrell W. Smith
Email: TSmith@klmrlaw.com
Tel: (801) 531-7090
Fax: (801) 531-7091

(2)           If to GCV, to:

Green Capital Ventures, Inc.
750 B Street, Suite 3300
San Diego, CA 92101
Attention:  Michael Cindrich
Email: mike@greencapitalventures.com

Any person may by notice given in accordance with this Section 15(a) to the other Party hereto designate another address or person for receipt by the person of notices hereunder.

(b)           Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto.

(c)           Waivers and Amendments. Unless otherwise provided herein, this Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege nor any single or partial exercise of any right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado, without regard to principles of conflicts of law.

(e)           Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the Parties to this Agreement in regard to any dispute arising out of this agreement or any matter related hereto shall be brought in the federal courts located in Denver, Colorado and the state courts located in Arapahoe County, Colorado and, by execution and delivery of this Agreement, each of the Parties hereto accepts for itself and irrevocably submits to the non-exclusive jurisdiction of the aforesaid court, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and agrees not to assert, by way of motion, as a defense or otherwise, in any judicial proceeding, any claim that it is not subject personally to the jurisdiction of the court, that the judicial proceeding is brought in an inconvenient form, that the venue of the judicial proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the court. Any and all service of process and other notice in any judicial proceeding shall be effective against any Party if given personally, by overnight mail, or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to the Party as provided herein.

(f)           Assignment. This Agreement may not be assigned by a Party hereto. In the event of any sale, transfer or other disposition of all or substantially all of a Party’s assets or business, whether by merger, consolidation or otherwise, the Party may assign or transfer this Agreement and its rights hereunder provided that the assignee or transferee assumes the obligations of the Party hereunder either contractually or as a matter of law.

(g)           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

(h)           Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same instrument. Counterpart signatures of this Agreement that are manually signed and delivered by facsimile transmission; by a uniquely, marked computer-generated signature, or by other electronic methods, shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner and shall be the same as the delivery of an original.

(i)           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(j)           Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and the provisions shall be deemed modified to the extent necessary to make it (them) enforceable.

(k)           Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(l)           Remedies. Without limiting any provision herein, and in addition to any rights and remedies set forth herein, the Parties hereunder shall have all rights and remedies under law and equity in connection with this Agreement.

(m)           Construction. No provision of this Agreement shall be construed against or in favor of any Party hereto because the Party’s counsel drafted, revised, commented upon or did not draft, revise or comment upon, the provision.

(n)           Independent Contractor. Each Party is and shall remain an independent contractor with respect to all performance under this Agreement. No Party will have, and will not represent that it has, any power, right or authority to bind the other Party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party or in the other Party’s name, except as herein expressly provided. No employee of either Party shall be considered an employee or agent of the other Party for any purpose. Each Party assumes sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), worker’s compensation, disability benefits and the like of its employees.

(o)           Brokers’ or Finders’ Fees. Each Party shall indemnify and hold harmless the other Party from any claim for brokerage or finders’ fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by a Party.

(p)           Expenses. Unless otherwise agreed to in writing, each Party shall bear its own out-of-pocket expenses as well as any other costs incurred in fulfilling its obligations under this Agreement.

(q)           Publicity. The Parties agree to keep this Agreement and the proposed transactions and agreements (including drafts of agreements) strictly secret and confidential until a time as they mutually agree that a public announcement shall be made; but if, in the opinion of counsel for a Party, public disclosure is required under the federal securities laws, then the consent of the other Parties shall not be required. In all events, the Parties shall consult with each other and use all reasonable efforts to agree on the content and manner of any disclosure permitted or required under this Section 15(q), and further the economic terms of this Agreement will not be disclosed unless required under the federal securities laws. The provisions of this Section 15(q) shall terminate upon termination of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, GCV and CannaSys have caused this Marketing and Alliance Agreement to be signed and delivered by their duly authorized representatives, all as of the Effective Date.

CANNASYS, INC.

By: /s/ Michael A. Tew
Name: Michael A. Tew
Title: CEO

GREEN CAPITAL VENTURES, INC.

By: /s/ Michael Cindrich
Name: Michael Cindrich
Title: CEO

Exhibit A

CannaSys Products

CannaSys currently offers the following:

1)	CannaCash Gift Card and Pre-Paid Services

A network to issue, monitor balances, and process physical, virtual point, and cash balances for affiliate and store-specific marketing programs, allowing retailers to issue their own points and gift cards in addition to participate in affiliate-based marketing efforts by leveraging affiliate points and cash rewards via prepaid and/or issued gift cards.

2)	BumpUp Loyalty, Rewards and CRM Engine

A backend and mobile platform which seeks to improve customer loyalty, per-visit customer spend, and customer retention through automated marketing, customer segmentation, and customer analytics, allowing vendors to easily manage targeted and relevant messaging to consumers. On the consumer side, a mobile app which allows customers to aggregate earned rewards, set favorite locations, listen for incoming specials, and tap into affiliate points and pre-paid balances via the CannaCash system.

3)	CannaTrade Wholesale Marketplace

Allow wholesale trading between licensed entities for products that contain cannabinoids and products that are relevant to the regulated cannabis marketplace.

4)	ExchangeHemp Wholesale Marketplace

Allow wholesale trading between entities for products that contain hemp and products that are relevant to the hemp marketplace.

5)	Cannabis UPC Standardized Product Repository

A centralized product repository which allows registration and generation of Barcode scannable and QR scannable codes. Also allows detailed product information pages to be created by vendors (growers, edible manufacturers, ancillary providers including but not limited to nutrient, delivery devices, and lighting manufacturers). The system also provides the ability to manage inventory between vendor and seller and manages this inventory and reordering process via API integration to various POS (Point-Of-Sale) providers and pre-sale providers. The system also allows for reviews of specific products and an extensive API to allow reviews and product identification via an API.

6)	CannaShout Cannabis Newswire

Allows any cannabis community participant the ability to post a press release via CannaShout and are working to build endpoints to ensure this content is consumed by as many endpoints as possible.

Exhibit B

GRANT OF RESTRICTED STOCK

THIS GRANT OF RESTRICTED STOCK (this “Agreement”), dated as of November 11, 2015 (the “Date of Grant”), is made by and between CANNASYS, INC., a Nevada corporation (the “Company”), and GREEN CAPITAL VENTURES, INC., a Delaware corporation (“Grantee”), on the following:

Premises

The Company has entered into a Marketing and Alliance Agreement dated effective as of November 11, 2015 (the “Marketing Agreement”) with Grantee and has agreed to grant to it certain equity in the Company in the form of restricted shares of common stock (the “Shares”), subject to all of the terms, covenants, and conditions of the Company’s charter documents and the conditions and restrictions set forth in this Agreement. Grantee desires to acquire the Shares as an equity incentive, subject to the conditions and restrictions set forth in this Agreement.

Agreement

NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Issuance of Grantee Shares.

(a)           The Company hereby grants to Grantee 250,000 Shares (the “Grantee Shares”) to vest over a period of 12 months in accordance the schedule set forth in Section 1(b) below, subject to the  terms, conditions, and restrictions set forth in this Agreement, any regulatory restrictions, and the terms, covenants, and conditions of the Company’s charter documents.

(b)           Except as otherwise provided in this Agreement, the Grantee’s right to receive Grantee Shares and Company’s obligation to issue and deliver Grantee Shares to Grantee shall vest in four equal quarterly installments as follows: (i) the first 1/4th of the Grantee Shares (62,500 Grantee Shares) vesting on February 11, 2016, (ii) the second 1/4th vesting on May 11, 2016, (iii) the third 1/4th vesting on August 11, 2016, and (iv) the final 1/4th vesting on November 11, 2016.

(c)           In connection with the acquisition of the Grantee Shares hereunder, Grantee represents and warrants to the Company that:

(i)           The Grantee Shares to be acquired pursuant to this Agreement will be acquired for Grantee’s own account, for investment only and not with a view to, or for resale in connection with, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Grantee Shares will not be disposed of in contravention of the Securities Act, any applicable state securities laws, this Agreement, or the Company’s charter documents.

(ii)           Grantee has such knowledge and experience in business and financial matters and respecting investments in securities of privately held companies so as to enable it to understand and evaluate the risks and benefits of its investment in the Grantee Shares.

(iii)           Grantee has no need for liquidity in its investment in the Grantee Shares and is able to bear the economic risk of its investment in the Grantee Shares for an indefinite period and understands that the Grantee Shares have not been registered or qualified under the Securities Act or any applicable state securities laws, by reason of the issuance of the Grantee Shares in a transaction exempt from the registration and qualification requirements of the Securities Act or such state securities laws and, therefore, cannot be sold unless subsequently registered or qualified under the Securities Act or such state securities laws or an exemption from such registration or qualification is available.

(iv)           Grantee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Grantee Shares and has had full access to, or been provided with, such other information concerning the Company as Grantee has requested.

(d)           Grantee further represents and warrants that this Agreement constitutes the legal, valid, and binding obligation of Grantee, enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by Grantee does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which Grantee is a party or any judgment, order, or decree to which Grantee is subject.

(e)           In connection with the Company’s grant and issuance of the Grantee Shares, the Company represents and warrants that:

(i)           The Company is a corporation, duly organized, and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease, and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(ii)           The Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement, performance of its obligations thereunder, and consummation of the transactions contemplated thereby.

(iii)           This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

2.           Stockholder Rights. Grantee shall have the rights of a stockholder only respecting Grantee Shares fully vested under this Agreement.

3.           Legend. Any certificates representing the Grantee Shares will bear the following legend:

The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or any state securities laws. These securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said act or laws.

4.           General Provisions.

(a)           The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of this Agreement. If any one or more provisions of this Agreement are held to be invalid or unenforceable for any reason, including due to being overbroad in scope activity, subject, or otherwise: (i) this Agreement shall be considered divisible; (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable; and (iii) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

(b)           This Agreement and the Company’s charter documents constitute the entire agreement and understanding of the parties hereto concerning the subject matter hereof and from and after the date of this Agreement, and this Agreement shall supersede any other prior negotiations, discussions, writings, agreements, or understandings, both written and oral, between the parties respecting such subject matter.

(c)           This Agreement may be executed in duplicate counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.

(d)           This Agreement is personal to Grantee and without the prior written consent of the Company shall not be assignable by Grantee. This Agreement shall inure to the benefit of and shall be enforceable by Grantee and Grantee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(e)           This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Nevada or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Nevada.

(f)           Each party to this Agreement and any such person granted rights hereunder, whether or not such person is a signatory hereto, shall be entitled to enforce its or his rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such person granted rights hereunder, whether or not such person is a signatory hereto, may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Grantee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision hereof.

(h)           Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to Grantee, to:           Green Capital Ventures, Inc.
750 B Street, Suite 3300
San Diego, California 92101
Attention: Michael Cindrich
E-mail:  mike@greencapitalventures.com

If to the Company, to: CannaSys, Inc.
1720 South Bellaire Street, Suite 325
Denver, CO 80222
Attn:  Michael A. Tew
E-mail: michael.tew@cannasys.com

Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

(i)           If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday, or holiday in the state in which the Company’s principal office is located, the period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.

(j)           All representations, warranties, and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(k)           The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)           Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)           Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to this Agreement.

(n)           Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(o)           The term of this Agreement shall commence on the Date of Grant and terminate on November 12, 2016.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CANNASYS, INC.

	By:	/s/ Michael A. Tew
Michael A. Tew
	Its:	CEO

GRANTEE:

	By:	/s/ Michael E. Cindrich
Michael E. Cindrich
	Its:	CEO
250,000
Number of Grantee Shares